UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  October 12, 2005

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Street Towers, Suite 1360

150 South Fifth Street

Minneapolis, MN 55402

(Address of Principal Executive Offices, including Zip Code)

(612) 333-0021

Registrant’s Telephone Number, including Area Code

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 11, 2005, Northwest Airlines, Inc. (“Northwest”) made a semi-monthly payment of approximately $15.7 million to Mesaba Aviation, Inc. (“Mesaba”), a wholly owned subsidiary of MAIR Holdings, Inc. (“MAIR”), for services provided by Mesaba during the last half of September 2005 under an Airline Services Agreement dated August 29, 2005 (the “ASA”).  Northwest netted out and reduced the payment by approximately $3.3 million from the total amount due to Mesaba for amounts that Northwest asserts represent prepetition claims against Mesaba.  As a result of Northwest’s recent actions, Mesaba now estimates that Northwest has received and not paid for services performed by Mesaba under the ASA valued at approximately $30 million.  Mesaba continues to assess whether a court supervised restructuring under Chapter 11 of the Bankruptcy Code is an appropriate alternative to address its financial situation.

Separately, MAIR continues to assess the impact of Mesaba’s alternatives and MAIR’s available options relative to Mesaba’s situation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2005	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel